Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

Applied Materials, Inc. (“we,” “our,” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

DESCRIPTION OF COMMON STOCK

The general terms and provisions of our common stock are summarized below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our Amended and Restated Certificate of Incorporation (our “Charter”) and Amended and Restated Bylaws (our “Bylaws”), each of which is filed as an exhibit to the Annual Report on Form 10‑K of which this Exhibit 4.6 is a part. We encourage you to read our Charter and Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.

Authorized Shares

Under our Charter, we have the authority to issue 2,500,000,000 shares of common stock, with a par value of $0.01 per share.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters voted on by our stockholders. Our common stock does not have cumulative voting rights.

Dividend Rights

The holders of our common stock are entitled to receive dividends when, as, and if declared by our board of directors out of legally available funds, subject to the rights of any then outstanding preferred stock.

Liquidation Rights

Upon a liquidation or dissolution of the Company, whether voluntary or involuntary, all shares of our common stock are entitled to share equally and ratably in the assets available for distribution to holders of common stock after payment of all of our prior obligations, subject to the rights of any then outstanding preferred stock.

Other Matters

All issued and outstanding shares of our common stock are fully paid and nonassessable. The holders of our common stock have no preemptive, conversion or exchange rights. There are no redemption or sinking fund provisions applicable to our common stock.

Certain Anti-Takeover Effects

Certain provisions of the DGCL and our Charter and Bylaws contain provisions that could have certain anti-takeover effects and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, as discussed below:

Authorized but Unissued Shares. Subject to the requirements of The NASDAQ Stock Market LLC and other applicable law, our authorized but unissued shares of common stock may be available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a tender offer, takeover attempt or otherwise.

Undesignated Preferred Stock. Our Charter provides that our board of directors may issue up to 1,000,000 shares of preferred stock and fix the designations, powers, preferences and rights related to that preferred stock. Preferred stock could be issued by our board of directors to increase the number of outstanding shares making a takeover more difficult and expensive.

Advance Notice Requirements. Our Bylaws establish an advance notice procedure for stockholders seeking to nominate candidates for election to the board of directors or for proposing matters which can be acted upon at stockholders’ meetings.

Special Meetings of Stockholders. Our Bylaws vest the power to call special meetings of stockholders in our board of directors, the chairman of our board of directors, our president or stockholders holding shares representing not less than 20% of our outstanding shares of common stock (subject to the procedures and other requirements set forth in our Bylaws).

Action by Written Consent. Our Charter provides that any action that may be taken at an annual or special meeting of stockholders may be taken without a meeting by the written consent of such stockholders, if stockholders holding shares representing not less than 20% of our outstanding shares of common stock request in writing that our board of directors establishes a record date for the proposed action (subject to certain limited exceptions and to the procedures and other requirements set forth in our Charter and Bylaws).

Proxy Access. Our Bylaws contain provisions which provide that a stockholder, or group of up to 20 stockholders, that has owned continuously for at least three years shares of common stock representing an aggregate of at least 3% of the Company’s outstanding shares of common stock, may nominate and include in the Company’s proxy materials a specified number of director nominees, provided that the stockholder(s) and nominee(s) satisfy the requirements in our Bylaws. The maximum number of stockholder nominees is generally the greater of (x) two or (y) 20% of the total number of our directors in office as of the last day on which notice of a nomination may be delivered or, if such amount is not a whole number, the closest whole number below 20%.

No Cumulative Voting. Our Charter and Bylaws do not provide for cumulative voting on the election of directors.

Delaware Business Combination Statute. As a Delaware corporation, we are subject to Section 203 of the DGCL. In general, Section 203 of the DGCL provides that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless:
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•prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding certain shares); or

•on or subsequent to such time, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Listing

Our common stock is traded on The Nasdaq Stock Market LLC under the trading symbol “AMAT.”
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